As filed with the Securities and Exchange Commission on November 7, 1996
                              Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                MANOR CARE, INC.
             (Exact name of registrant as specified in its charter)
              Delaware                                        52-1200376
    (State or other jurisdiction                           (I.R.S. Employer
  of incorporation or organization)                     Identification Number)

                                Manor Care, Inc.
                              11555 Darnestown Road
                        Gaithersburg, Maryland 20878-3200
                                 (301) 979-4000
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)
                              James H. Rempe, Esq.
                    Senior Vice President and General Counsel
                                Manor Care, Inc.
                              11555 Darnestown Road
                        Gaithersburg, Maryland 20878-3200
                                 (301) 979-4000
                     (Name, address, including zip code, and
          telephone number, including area code, of agent for service)
                                   Copies to:
       W. Leslie Duffy, Esq.                          John E. Riley, Esq.
      Cahill Gordon & Reindel                     Simpson Thacher & Bartlett
        Eighty Pine Street                           425 Lexington Avenue
     New York, New York 10005                      New York, New York 10017
          (212) 701-3000                                (212) 455-2000

                  Approximate date of commencement of proposed
                 sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./ /

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./ /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE
=========================================================================================================
                                             Proposed Maximum  Proposed Maximum
  Title of Each Class of        Amount to     Offering Price      Aggregate            Amount of
Securities to Be Registered   Be Registered     Per Unit*      Offering Price*    Registration Fee(1)
---------------------------------------------------------------------------------------------------------

      Debt Securities          $250,000,000        100%          $250,000,000           $75,758
=========================================================================================================

*   Estimated solely for purposes of calculating the registration fee.
1   Calculated in accordance with Rule 457(o) under the Securities Act.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become eff ctive in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

          PROSPECTUS SUBJECT TO COMPLETION, DATED NOVEMBER 7, 1996

                                MANOR CARE, INC.

                                 Debt Securities
                             ----------------------

          Manor Care, Inc. ("Manor Care" or the "Company") may offer from time to time unsecured debt securities ("Debt Securities") consisting of debentures, notes and/or other evidences of unsecured indebtedness in one or more series, or any combination of the foregoing, at an aggregate principal amount not to exceed $250,000,000, or its equivalent if some or all of the Debt Securities are denominated in one or more foreign currencies, at prices and on terms to be determined at or prior to the time of sale in light of market conditions at the time of sale.

          Specific terms of the particular Debt Securities in respect of which this Prospectus is being delivered will be set forth in one or more accompanying Prospectus Supplements (each a "Prospectus Supplement"), together with the terms of the offering of the Debt Securities and the initial price and the net proceeds to the Company from the sale thereof. The Prospectus Supplement will set forth with regard to the particular Debt Securities, without limitation, the following: the specific designation, aggregate principal amount, authorized denomination, maturity, rate or method of calculation of interest and dates for payment thereof, any exchangeability, conversion, redemption, prepayment or sinking fund provisions, the currency or currencies or currency unit or currency units in which principal, premium, if any, or interest, if any, is payable, any modifications of or additions to the covenants described in this Prospectus and any other specific terms thereof. The amounts payable by Manor Care in respect of Debt Securities may be calculated by reference to the value, rate or price of one or more specified commodities, currencies or indices to the extent set forth in the Prospectus Supplement. The Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to the Debt Securities covered by the Prospectus Supplement.

          The Company may sell the Debt Securities directly, through agents designated from time to time or through underwriters or dealers. If any agents of the Company or any underwriters or dealers are involved in the sale of the Debt Securities, the names of such agents, underwriters or dealers, any applicable commissions and discounts, and the net proceeds to the Company will be set forth in the applicable Prospectus Supplement. See "Plan of Distribution" for possible indemnification arrangements for agents, underwriters and dealers.

                              --------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                      PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------


                  This Prospectus may not be used to consummate
                sales of Debt Securities unless accompanied by a
                             Prospectus Supplement.

                              --------------------



                      The date of this Prospectus is , 1996

                              AVAILABLE INFORMATION

          The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (which term shall include all amendments, exhibits and schedules thereto) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made. Statements made in this Prospectus as to the contents of any document referred to are not necessarily complete. With respect to each such document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement may be inspected, without charge, at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. Reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, New York, New York 10048; and Chicago Regional Office, Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Certain of the Company's securities are listed on the New York Stock Exchange. Reports, proxy and information statements and other information can be inspected and copied at the Library of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. Such reports and other information can be reviewed through the Commission's Electronic Data Gathering Analysis and Retrieval System, which is publicly available through the Commission's web site (http://www.sec.gov).


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          Manor Care hereby incorporates by reference in this Prospectus its Annual Report on Form 10-K for the fiscal year ended May 31, 1996; its Quarterly Reports on Form 10-Q for the quarterly period ended August 31, 1996; and its Current Report on Form 8-K dated November 5, 1996.

          All documents filed by Manor Care pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          Manor Care undertakes to provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (not including exhibits to such documents unless exhibits are specifically incorporated by reference into such documents). Requests should be directed to Manor Care, Inc., at its principal executive offices at 11555 Darnestown Road, Gaithersburg, Maryland 20878, Attention: Secretary; telephone: (301) 979-4000.

          The terms "Manor Care" and the "Company," unless the context otherwise requires, as used herein, refer to Manor Care, Inc., and all its subsidiaries.

                                   THE COMPANY

          Manor Care and its subsidiaries have been engaged since October 1968 in the business of developing, owning and managing nursing centers that provide skilled nursing and convalescent care principally to residents over the age of
65. With 176 skilled nursing and rehabilitation facilities and 24 assisted living facilities in 28 states, the Company is one of the largest providers of long-term care in the country. The Company provides quality long-term care, targeting upper income, service sensitive, private paying patients. In the Company's latest quarter, private pay patients accounted for approximately 59% of healthcare revenues.

          The Company's nursing centers provide, in general, five types of services:

          (1) High acuity services -- for persons who require complex medical and physical rehabilitation services (patients who would otherwise be treated in an acute care hospital setting);

          (2) Skilled nursing care -- for persons who require 24-hour-a-day professional services of a registered nurse or a licensed practical nurse;

          (3) Intermediate care -- for persons needing less intensive nursing care than that provided to those requiring skilled care;

          (4)  Custodial care -- for persons needing a minimum level of care;
               and

          (5) Assisted living -- for persons needing some supervision and assistance with personal care.

          The Company may also provide certain additional services to its patients, including nursing care as required; room and board; special diets; occupational, speech, physical and recreational therapy; and other services that may be specified by the patient's physician, who directs the admission, treatment and discharge of that patient.

          The Company currently operates 23 dedicated high acuity units and with over a decade of experience in providing complex medical and physical rehabilitation is an industry leader in serving high acuity patients. The Company also operates 17 assisted living facilities that serve the needs of the general assisted living population, in addition to seven facilities designed to meet the specialized needs of individuals in the early to middle stages of Alzheimer's disease.

          In October 1995, the Company entered into a strategic partnership with In Home Health, Inc., a leading provider of home health care services.

          Vitalink Pharmacy Services, Inc. ("Vitalink"), an 82%-owned subsidiary of the Company, provides institutional pharmacy services to nursing facilities and other institutions in 19 markets around the country. On September 3, 1996, Vitalink entered into an agreement to acquire (the "Acquisition") the TeamCare pharmaceutical unit of GranCare, Inc. ("GranCare") for approximately 11,600,000 shares of its common stock and the assumption of $107 million in debt. As a result of this transaction, the Company's ownership in Vitalink will be reduced to approximately 45% of the outstanding Vitalink common stock. The Acquisition remains subject to the approval of the shareholders of GranCare and the satisfaction or waiver of certain other conditions. There can be no assurance the Acquisition will be completed.

          On November 1, 1996, the Company completed a tax-free spin-off of its lodging business to its shareholders.

                                 USE OF PROCEEDS

          Unless otherwise indicated in an applicable Prospectus Supplement, the net proceeds from the sale of the Debt Securities will be used for general corporate purposes, which may include capital expenditures, possible acquisitions, repurchase of the Company's stock, payment of other debt and such other purposes as may be stated in any Pricing Supplement.

                       RATIO OF EARNINGS TO FIXED CHARGES

          The following table sets forth the ratio of earnings to fixed charges of the Company for the periods indicated:


                                        Three Months
                                        Ended August 31,                                  Years Ended May 31,
                                             1996             1996            1995          1994           1993          1992
                                             ----             ----            ----          ----           ----          ----

Ratio of Earnings to Fixed Charges(a)        3.90x            4.00x           5.89x         5.01x          3.32x         2.92x


-----------------------

(a) For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations before provision for income taxes, before fixed charges, plus dividends from less than 50%-owned companies carried at equity and the Company's share of pre-tax income of 50%-owned companies carried at equity, less capitalized interest and preferred stock dividend requirements of consolidated subsidiaries. Fixed charges comprise interest on long-term and short-term debt, capitalized interest, the portion of rentals representative of an interest factor and the Company's share of fixed charges of 50%-owned companies carried at equity.


                         DESCRIPTION OF DEBT SECURITIES

          The Debt Securities are to be issued under an Indenture (the "Indenture") to be entered into between the Company and The Chase Manhattan Bank, as Trustee (the "Trustee"), the form of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Debt Securities may be issued from time to time in one or more series. The particular terms of each series, or of Debt Securities forming a part of a series, which are offered by a Prospectus Supplement, will be described in such Prospectus Supplement. The following statements are subject to the detailed provisions of the Indenture; whenever particular provisions of the Indenture are referred to, such provisions are incorporated by reference as a part of the statement made, and the statement is qualified in its entirety by such reference. Whenever a defined term is referred to and not defined under "Description of Debt Securities", the definition thereof is contained in the Indenture.

General

          The Indenture provides for the issuance from time to time of Debt Securities in an unlimited aggregate principal amount and an unlimited number of series.

          The Debt Securities are unsecured and will rank pari passu with all other unsecured and nonsubordinated debt of the Company.

          Reference is made to the applicable Prospectus Supplement for the following terms of the series of Debt Securities offered thereby: (i) the title of the Debt Securities of such series; (ii) any limit upon the aggregate principal amount of such Debt Securities; (iii) the person to whom the interest on a Debt Security of any series will be payable if not the person in whose name that Debt Security is registered on the regular record date; (iv) the date or dates on which such Debt Securities will mature or the method of determination of such date or dates; (v) the rate or rates, or the method of determination thereof, at which such Debt Securities will bear interest, if any, the date or dates from which such interest will accrue, the date or dates such interest will be payable and, for Registered Debt Securities (as defined below), the Regular Record Dates; (vi) the place or places where the principal of, premium, if any, and interest, if any, on, such Debt Securities will be payable;
(vii) the periods, prices and terms and conditions upon which any such Debt Security may be redeemed, in whole or in part, at the option of the Company;
(viii) any terms for redemption or repurchase pursuant to any sinking fund or analogous provision or at the option of a Holder; (ix) any terms for conversion of the Debt Securities into other securities of the Company or any other corporation at the option of a holder; (x) any terms for the attachment to such Debt Securities of warrants, options or other rights to purchase or sell stock or other securities of the Company; (xi) if other than the principal amount thereof, the portion of the principal amount of such Debt Securities that will be payable upon acceleration of maturity; (xii) any deletions or modifications of, or additions to, the Events of Default or covenants of the Company under the Indenture with respect to such Debt Securities (including whether the covenants described below under "Certain Covenants of the Company" will not apply to such Debt Securities); (xiii) if other than U.S. dollars, the currency, currencies or currency unit or units in which such Debt Securities will be denominated and in which the principal of, premium, if any, and interest, if any, on, such Debt Securities will be payable; (xiv) whether, and the terms and conditions on which, the Company or a Holder may elect that, or the other circumstances under which, payment of principal of, premium, if any, or interest, if any, on, such Debt Securities is to be made in a currency or currencies or currency unit or units other than that in which such Debt Securities are denominated; (xv) any manner of determining the amount of principal of, premium, if any, or interest, if any, on, any such Debt Securities to be determined with reference to an index based on a currency or currency unit or units other than that in which such Debt Securities are stated to be payable or an index based on any other method; (xvi) whether such Debt Securities will be issued in fully registered form without coupons ("Registered Debt Securities") or in bearer form with or without coupons ("Bearer Debt Securities"), or any combination thereof, whether such Debt Securities will be issued in the form of one or more global securities (each a "Global Debt Security") and whether such Debt Securities are to be issuable in temporary global form or definitive global form; (xvii) if such Debt Securities are to be issued upon the exercise of warrants, the time, manner and place for such Debt Securities to be authenticated and delivered; (xviii) whether and under what circumstances the Company will pay additional amounts to any holder of such Debt Securities who is not a United States person (as defined below under "Temporary Global Securities") in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether and on what terms the Company will have the option to redeem such Debt Securities rather than pay any additional amounts; and (xix) any other terms of any of such Debt Securities not inconsistent with the Indenture.

          Unless otherwise specified in the applicable Prospectus Supplement,
(x) the Debt Securities will be Registered Debt Securities and (y) Debt Securities denominated in U.S. dollars will be issued, in the case of Registered Debt Securities, in denominations of $1,000 or an integral multiple thereof and, in the case of Bearer Debt Securities, in denominations of $5,000. Debt Securities may bear legends required by United States Federal tax law and regulations.

          If any of the Debt Securities are sold for any foreign currency or currency unit or if the principal of, premium, if any, or interest, if any, on, any of the Debt Securities is payable in any foreign currency or currency unit, the restrictions, elections, tax consequences, specific terms and other information with respect to such Debt Securities and such foreign currency or currency unit will be set forth in the Prospectus Supplement relating thereto.

Certain Covenants of the Company

          Certain Definitions Applicable to Covenants

          "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

          "Applicable Percentage" means (i) 15%, if the aggregate principal amount of Debt Securities then Outstanding exceeds $100,000,000, (ii) 20%, if the aggregate principal amount of Debt Securities then Outstanding exceeds $50,000,000 but is less than or equal to $100,000,000 or (iii) 25%, if the aggregate principal amount of Debt Securities Outstanding is less than or equal to $50,000,000.

          "Attributable Debt" means, as to any particular lease under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the lesser of (i) the fair value of the property subject to such lease (as determined in good faith by the chief financial or accounting officer of the Company) and (ii) the total net amount of rent required to be paid by such Person under such lease during the remaining primary term thereof, discounted from the respective due dates thereof to such date at the weighted average interest borne by the particular series of Debt Securities compounded annually. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

          "Consolidated Net Assets" means, with respect to any Person as of any date of determination, the total assets of such person and its Subsidiaries on a consolidated basis, less current liabilities of such Person and its Subsidiaries on a consolidated basis as of such date, all computed in accordance with generally accepted accounting principles.

          "Existing Mortgages" means, with respect to any series of Debt Securities, Mortgages on property or assets of the Company or any Subsidiary of the Company existing on, or provided for in agreements existing on, the Issue Date for such series.

          "Foreign Subsidiary" means a Subsidiary of the Company which is incorporated or organized in a jurisdiction outside the United States and any Subsidiary of such a Subsidiary.

          "Issue Date" means, with respect to any series of Debt Securities, the first date on which Debt Securities of such series are issued under this Indenture.

          "Non-Recourse Debt" means Debt or that portion of Debt (i) as to which neither the Company nor its Subsidiaries (other than a Non-Recourse Subsidiary)
(A) provide credit support (including any undertaking, agreement or instrument which would constitute Debt), (B) are directly or indirectly liable or (C) constitute the lender and (ii) in respect of which a default (including any rights which the holders thereof may have to take enforcement action against a Non-Recourse Subsidiary) would not permit (upon notice, lapse of time or both) any holder of any other Debt of the Company or its Subsidiaries (including any Non-Recourse Subsidiary) to declare a default on such other Debt or cause a payment thereof to be accelerated or payable prior to its Stated Maturity.

          "Non-Recourse Subsidiary" means a Subsidiary of the Company which (i) has not acquired any assets (other than cash) directly or indirectly from the Company or any Subsidiary of the Company, (ii) only owns assets acquired after the Issue Date and on or prior to the date such entity becomes a Subsidiary of the Company and (iii) has no Debt other than Non-Recourse Debt.

          "Principal Property" means any real estate or warehouse owned or leased by the Company or any Restricted Subsidiary of the Company which is located within the United States of America and the gross book value (including related land and improvements thereon and all machinery and equipment included therein without deduction of any depreciation reserves) of which on the date as of which the determination is being made exceeds 2% of Consolidated Net Assets, other than (a) any property which in the opinion of the Board of Directors is not of material importance to the total business conducted by the Company as an entirety or (b) any portion of a particular property which is found by the Board of Directors not to be of material importance to the use or operation of such property.

          "Restricted Subsidiary" means a Subsidiary of the Company (a) substantially all the property of which is located, or substantially all the business of which is carried on, within the United States of America and (b) which owns a Principal Property.

          "Subsidiary" of any specified corporation means (i) any corporation at least a majority of whose outstanding Voting Stock shall at the time be owned, directly or indirectly, by the specified corporation or by one or more of its Subsidiaries, or both or (ii) any other person (other than a corporation) in which the specified corporation or one or more of its Subsidiaries, or both, shall at the time, directly or indirectly, have greater than a 50% ownership interest.

         Restrictions on Secured Debt

          If the Company or any Restricted Subsidiary shall incur or guarantee any indebtedness for money borrowed ("Debt") secured by a mortgage, pledge or lien ("Mortgage") on any Principal Property of the Company or of any Restricted Subsidiary, or on any shares of stock or Debt of any Restricted Subsidiary, the Company will secure or cause such Restricted Subsidiary to secure the Debt Securities equally and ratably with (or, at the Company's option, prior to) such secured Debt, unless the aggregate amount of all such secured Debt would not exceed the Applicable Percentage of Consolidated Net Assets.

          The above restrictions will not apply to, and there will be excluded from secured Debt in any computation under such restrictions, Debt secured by
(a) any Mortgage if an amount of cash equal to the net proceeds of the Debt secured by such Mortgage is used within 12 months of the creation, incurrence or assumption of such Mortgage to (i) acquire additional property or assets (or to make investments in persons who, after giving effect to such investments, will become Subsidiaries of the Company), (ii) retire debt which is pari passu with the Debt Securities (provided that in connection with any such retirement, any related loan commitment or the like shall be reduced in an amount equal to the principal amount so retired) or (iii) make an offer to purchase the Debt Securities at 100% of the principal amount thereof, plus accrued interest, if any, to the date of purchase; (b) Existing Mortgages; (c) Mortgages on property or assets of any person existing at the time such person becomes a Restricted Subsidiary or merges into or consolidates with the Company or a Restricted Subsidiary; (d) Mortgages on property or assets or shares of stock or debt existing at the time of acquisition thereof by the Company or any Restricted Subsidiary; (e) Mortgages or property or assets or shares of stock or debt to secure the financing of the acquisition, construction, alteration or improvement of property or assets of the Company or any Restricted Subsidiary of the Company (or of persons who, after giving effect to such financing, will become Restricted Subsidiaries), provided that such Mortgages are created not later than 18 months after such acquisition or, in the case of construction, alteration or improvement of property or assets, the later of the completion thereof or the commencement of the commercial operation of such property or assets; (f) Mortgages in favor of the Company or any Restricted Subsidiary; (g) Mortgages in favor of or required by federal, state or local governmental authorities or political subdivisions thereof, including any department or instrumentality thereof, and any other Mortgages incurred or assumed in connection with the issuance of any industrial revenue or similar bonds; (h) Mortgages on property or assets of, or on any shares of stock or other equity interest in, a Foreign Subsidiary to secure Debt of a Foreign Subsidiary, or a Non-Recourse Subsidiary to secure Non-Recourse Debt; (i) Mortgages to secure Debt of joint ventures in which the Company or a Subsidiary of the Company has an interest, to the extent such Mortgages are on property or assets of or equity interests in such joint ventures; (j) Mortgages on current assets to secure Debt incurred for working capital purposes, provided that such Debt matures no later than 18 months from the date of incurrence; (k) Mortgages securing judgments or appeal bonds with respect to amounts being contested in good faith; and (l) any extension, renewal or replacement, as a whole or in part, of any Mortgage referred to in the foregoing clauses (a) to (k), provided, however, that (i) such extension, renewal or replacement Mortgage shall be limited to all or a part of the same property or assets that secured the Mortgage being extended, renewed or replaced and (ii) the principal amount (or, if such Debt provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration or maturity thereof, such lesser amount) of the Debt secured by such extended, renewed or replaced Mortgage does not exceed the principal amount (or, if such Debt provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount) of Debt which was secured by the Mortgage being extended, renewed or replaced (plus the premiums and reasonable expenses incurred in connection therewith).

          Restrictions on Sales and Leasebacks

          Neither the Company nor any Restricted Subsidiary may enter into any sale and leaseback transaction involving any Principal Property (a "Sale and Leaseback Transaction") unless (a) the Company or such Restricted Subsidiary would, at the time of entering into the Sale and Leaseback Transaction, be entitled to incur Debt secured by a Mortgage on the Principal Property to be leased in an amount at least equal to the Attributable Debt in respect of such transaction without equally and ratably securing the Debt Securities as described under "Restrictions on Secured Debt" above; or (b) the proceeds of the sale of the Principal Property to be leased are at least equal to the fair value of such Principal Property (the amount of such proceeds, if other than in cash, to be determined by the chief financial or accounting officer of the Company, whose determination shall be conclusive) and an amount in cash equal to the net proceeds are applied, within 12 months of the effective date of such transaction, to (i) acquire additional assets (or to make investments in entities which, after giving effect to such investment, will become Subsidiaries), (ii) retire Debt which is pari passu with the Debt Securities (provided that in connection with any such retirement, any related loan commitment or the like shall be reduced in an amount equal to the principal amount so retired) or (iii) offer to purchase the Debt Securities at 100% of the principal amount thereof, plus accrued interest, if any, to the date of purchase; or (c) the lease in such Sale and Leaseback Transaction is for a period, including renewal rights, of not in excess of 36 months; or (d) the lease in such Sale and Leaseback Transaction is a lease of Principal Property entered into within 18 months from the acquisition of such Principal Property or the transaction by which the person owning such Principal Property became a Restricted Subsidiary, or in the case of the construction, alteration or improvement of Principal Property, the later of the completion of the construction, alteration or improvement of such Principal Property or the commencement of commercial operation of the Principal Property; or (e) such Sale and Leaseback Transaction is entered into between the Company and a Restricted Subsidiary or between Restricted Subsidiaries.

          Event Risk

          The Indenture does not contain provisions permitting the Holders of Debt Securities to require prepayment in the event of a change in the management or control of the Company or in the event the Company enters into one or more highly leveraged transactions, nor are any such events deemed to be Events of Default under the terms of the Indenture. Should the terms of any Note representing any Debt Securities contain such provisions, such provisions will be described in the applicable Prospectus Supplement.

          Limitation on Affiliate Transactions

          The Indenture will provide that neither the Company nor any of its Subsidiaries will sell, lease, transfer or otherwise dispose of any of its properties or assets to or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guaranty with, or for the benefit of, an Affiliate of the Company (other than a Subsidiary) (an "Affiliate Transaction") having a value, or for consideration having a value, in excess of $20,000,000 individually or in the aggregate unless the Board of Directors of the Company shall determine that the terms of such Affiliate Transaction are no less favorable to the Company or such Subsidiary than those which might be obtained at the time of such Affiliate Transaction from persons who are not Affiliates. The restrictions of this "Limitation on Affiliate Transactions" covenant are not applicable to the payment of reasonable and customary fees to directors of the Company who are not employees, the payment of compensation to officers of the Company and any transaction between or among any of the Company and its Subsidiaries.


          Limitation on Merger, Consolidation and Certain Sales of Assets

          The Company will covenant that it will not merge into or consolidate with any other corporation, or convey or transfer its properties and assets substantially as an entirety, to, any person unless (a) the successor is a U.S. corporation, (b) the successor assumes on the same terms and conditions all the obligations under the Debt Securities and the Indenture and (c) immediately after giving effect to the transaction, there is no default under the Indenture. Upon any such merger, consolidation, conveyance or transfer, the successor will succeed to, and will be substituted in lieu of, the Company.

Exchange, Registration and Transfer

          Registered Debt Securities of any series will be exchangeable for other Registered Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. If Debt Securities of any series are issuable as both Registered Debt Securities and Bearer Debt Securities, the Bearer Debt Securities of such series (with all unmatured coupons, except as provided below, and all matured coupons in default) will be exchangeable for Registered Debt Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. If a Bearer Debt Security with coupons appertaining thereto is surrendered in exchange for a Registered Debt Security after a Regular Record Date or Special Record Date and before the relevant date for payment of interest, such Bearer Debt Security shall be surrendered without the coupon relating to such date for payment of interest and interest will not be payable on such date in respect of the Registered Debt Security issued in exchange for such Bearer Debt Security, but will be payable only to the holder of such coupon when due in accordance with the terms thereof and of the Indenture. Bearer Debt Securities will not be issued in exchange for Registered Debt Securities (unless otherwise specified in the applicable Prospectus Supplement and permitted by applicable rules and regulations). No service charge will be made for any transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge in connection therewith.

          Debt Securities may be presented for exchange as provided above, and Registered Debt Securities (other than U.S. Book-Entry Debt Securities (as defined below under "Definitive Global Securities--U.S. Book-Entry Securities")) may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or at the office of any additional transfer agent designated by the Company for such purpose with respect to any series of Debt Securities and referred to in the applicable Prospectus Supplement. The Chase Manhattan Bank, currently located at 450 W. 33rd Street, New York, New York 10001-2697, will be the initial Security Registrar under the Indenture. The Company may at any time designate, or rescind the designation of, the Security Registrar or any additional transfer agent or approve a change in the location through which the Security Registrar or any such transfer agent acts, except that, if Debt Securities of a series are issuable solely as Registered Debt Securities, the Company will be required to maintain a transfer agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as both Registered Debt Securities and Bearer Debt Securities or solely as Bearer Debt Securities, the Company will be required to maintain (in addition to the Security Registrar) a transfer agent in a Place of Payment for such series located outside of the United States. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities.

          In the event of any redemption in part of any series of Debt Securities, the Company will not be required to: (i) issue, register the transfer of, or exchange, Debt Securities of any series during a period beginning at the opening of business 15 Business Days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on (a) if Debt Securities of the series are issuable only as Registered Debt Securities, the day of mailing of the relevant notice of redemption and (b) if Debt Securities of the series are issuable as Bearer Debt Securities, the day of the first publication of the relevant notice of redemption or, if Debt Securities of the series are also issuable as Registered Debt Securities and there is no publication, the day of mailing of the relevant notice of redemption; (ii) register the transfer of, or exchange, any Registered Debt Security selected for redemption, in whole or in part, except the unredeemed portion of any Registered Debt Security being redeemed in part; or (iii) exchange any Bearer Debt Security selected for redemption, except to exchange such Bearer Debt Security for a Registered Debt Security of that series and of like tenor which is simultaneously surrendered for redemption.

          For a discussion of restrictions on the exchange, registration and transfer of Global Debt Securities, see "Global Securities" below.

Payment and Paying Agents

          Payment of principal of, premium, if any, and interest, if any, on, Registered Debt Securities will be made in the designated currency or currency unit at the office of such Paying Agent or Paying Agents as the Company may designate from time to time. At the option of the Company, payment of any interest on Registered Debt Securities may be made by check mailed to the address of the person entitled thereto as such address shall appear in the Security Register. Payment of any installment of interest on any Registered Debt Security will be made to the person in whose name such Registered Debt Security is registered at the close of business on the Regular Record Date for such interest.

          Payment of principal of, premium, if any, and interest, if any, on, Bearer Debt Securities will be made in the designated currency unit at the offices of such Paying Agents outside the United States as the Company may designate (subject to any applicable laws) from time to time. On the applicable payment date therefor, payments of principal of, and premium, if any, on, Bearer Debt Securities will be made against surrender of such Debt Securities, and payment of interest on Bearer Debt Securities with coupons appertaining thereto on any Interest Payment Date will be made only against surrender of the coupon relating to such Interest Payment Date. No payment with respect to any Bearer Debt Security will be made at any office or agency of the Company in the United States or by check mailed to any address in the United States or by transfer to any account maintained with a bank located in the United States. Notwithstanding the foregoing, payments of principal of, premium, if any, and interest, if any, on, Bearer Debt Securities denominated and payable in U.S. dollars will be made at the office of the Company's Paying Agent in the Borough of Manhattan, The City of New York, if (but only if) payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions.

          Unless otherwise indicated in the applicable Prospectus Supplement, The Chase Manhattan Bank will be designated as the Company's Paying Agent for payments with respect to Debt Securities that are issuable solely as Registered Debt Securities and as the Company's Paying Agent in the Borough of Manhattan, The City of New York for payments with respect to Debt Securities (subject to the limitations described above in the case of Bearer Debt Securities) that are issuable solely as Bearer Debt Securities or as both Registered Debt Securities and Bearer Debt Securities. Any Paying Agents outside the United States and any other Paying Agents in the United States initially designated by the Company for the Debt Securities of a series will be named in the applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, if Debt Securities of a series are issuable solely as Registered Debt Securities, the Company will be required to maintain a Paying Agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as both Registered Debt Securities and Bearer Debt Securities or solely as Bearer Debt Securities, the Company will be required to maintain
(i) a Paying Agent in the Borough of Manhattan, The City of New York for payments with respect to any Registered Debt Securities of the series (and for payments with respect to Bearer Debt Securities of the series in the circumstances described above, but not otherwise), and (ii) a Paying Agent in a Place of Payment (subject to any laws or regulations applicable thereto) located outside the United States where Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment; provided that if the Debt Securities of such series are listed on any stock exchange located outside the United States and such stock exchange shall so require, the Company will maintain a Paying Agent in any required city located outside the United States for the Debt Securities of such series.

          All moneys deposited with the Trustee or a Paying Agent, or then held by the Company, in trust for the payment of principal of, and premium and interest, if any, on, any Debt Security or coupon that remains unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to the Company, or, if then held by the Company, discharged from such trust, and the holder of such Debt Security or coupon will thereafter look only to the Company for payment thereof.

Global Securities

          The Debt Securities of a series may be issued in whole or in part as one or more Global Debt Securities in either registered or bearer form and in either temporary or definitive form. The Global Debt Security or Securities of a series will be deposited with, or on behalf of, a depositary located in the United States (a "U.S. Depositary") or a common depositary located outside the United States (a "Common Depositary") identified in the Prospectus Supplement relating to such series for the benefit of Euro-clear and CEDEL (as defined below) for credit to the respective accounts of such beneficial owners of interests in such Debt Securities. All temporary or definitive Global Debt Securities in bearer form will be deposited with a Common Depositary.

          The specific terms of the depositary arrangement with respect to any Debt Securities of a series issued in global form will be described in the Prospectus Supplement relating to such series. If so specified in the Prospectus Supplement with respect to the Debt Securities of any series, for purposes other than making payments on a definitive Global Debt Security, the Company may treat a person having a beneficial interest in such definitive Global Debt Security as the holder of such principal amount of Outstanding Debt Securities represented by such definitive Global Debt Security as shall be specified in a written statement of the holder of such definitive Global Debt Security, or, in the case of a definitive Global Debt Security in bearer form, of Euro-clear or CEDEL (as defined below), which is delivered to the Trustee by such person. None of the Company, the Trustee, any Paying Agent or the Security Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Debt Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. The Company anticipates that the following provisions will apply to all depositary arrangements with a U.S. Depositary or Common Depositary.

Temporary Global Securities

          If so specified in the applicable Prospectus Supplement, all or any portion of the Debt Securities of a series that are issuable as Bearer Debt Securities initially will be represented by one or more temporary Global Debt Securities, without interest coupons, to be deposited with a Common Depositary in London for Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euro-clear System ("Euro-clear"), and CEDEL S.A. ("CEDEL") for credit to the respective accounts of the beneficial owners of such Debt Securities (or to such other accounts as they may direct). On or after the exchange date determined as provided in any such temporary Global Debt Security and described in the applicable Prospectus Supplement, each such temporary Global Debt Security will be exchangeable, in whole or from time to time in part, for definitive Debt Securities in bearer form, registered form, definitive global bearer form of any combination thereof, as specified in the applicable Prospectus Supplement. No Bearer Debt Security (including a Debt Security in definitive global bearer form) delivered in exchange for a portion of a temporary Global Debt Security will be mailed or otherwise delivered to any location in the United States in connection with such exchange.

          Unless otherwise specified in the applicable Prospectus Supplement, interest on any portion of a temporary Global Debt Security payable in respect of an Interest Payment Date occurring prior to the issuance of definitive Debt Securities will be paid to each of Euro-clear and CEDEL with respect to the portion of the temporary Global Debt Security held for its account upon delivery to the Trustee of a certificate signed by Euro-clear or CEDEL, as the case may be, in the form required by the Indenture dated no earlier than such Interest Payment Date, which certificate must be based on statements provided to it by its account holders who are beneficial owners of interests in such temporary Global Debt Security in the form set forth in the Indenture that such portion is not beneficially owned by a United States person, and has not been acquired by or on behalf of a United States person or for offer to resell or for resale to a United States person or any person inside the United States or, if a beneficial interest in such portion has been acquired by a United States person, (i) that such person is a financial institution, as defined in applicable regulations promulgated under the Internal Revenue Code of 1986, as amended (the "Code"), purchasing for its own account or has acquired such Debt Security through a financial institution and (ii) that such Debt Securities are held by a financial institution that has agreed in writing to comply with the requirements of
Section 165(j)(3)(A), (B) or (C) of the Code and the regulations thereunder and that it did not purchase for offer to resell or for resale inside the United States. Each of Euro-clear and CEDEL will in such circumstances credit the interest received by it in respect of such temporary Global Debt Security to the accounts of the beneficial owners thereof (or to such other accounts as they may direct).


          As used herein, "United States person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or an estate or trust the income of which is subject to United States Federal income taxation regardless of its source, and "United States" means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction.


Definitive Global Securities

          Bearer Securities

          If any Debt Securities of a series are issuable in definitive global bearer form, the applicable Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interests in any such definitive global Bearer Debt Security may exchange such interests for Debt Securities of such series and of like tenor and principal amount in any authorized form and denomination. No Bearer Debt Security delivered in exchange for a portion of a definitive Global Debt Security will be mailed or otherwise delivered to any location in the United States in connection with such exchange. Principal of, premium, if any, and interest, if any, on, a definitive global Bearer Debt Security will be payable in the manner described in the applicable Prospectus Supplement.

          U.S. Book-Entry Securities

          If Debt Securities of a series are to be represented by a definitive global Registered Debt Security to be deposited with or on behalf of a U.S. Depositary, such Debt Securities ("U.S. Book-Entry Debt Securities") will be represented by a definitive Global Debt Security registered in the name of the U.S. Depositary or its nominee. Upon the issuance of a definitive Global Debt Security registered in the name of the U.S. Depositary, the U.S. Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the U.S. Book-Entry Debt Securities represented by such Global Debt Security to the accounts of institutions that have accounts with such depositary or its nominee ("participants"). The accounts to be credited shall be designated by the underwriters or agents for the sale of such U.S. Book-Entry Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of U.S. Book-Entry Debt Securities will be limited to participants or persons that may hold interests through participants. Ownership of U.S. Book-Entry Debt Securities will be shown on, and the transfer of that ownership will be effected only through, records maintained by the U.S. Depositary or its nominee for the applicable definitive Global Debt Security or by participants or persons that hold through participants. So long as the U.S. Depositary, or its nominee, is the registered owner of such global Debt Security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the U.S. Book-Entry Debt Securities represented by such Global Debt Security for all purposes under the Indenture. Payment of principal of, and premium and interest, if any, on, U.S. Book-Entry Debt Securities will be made to the U.S. Depositary or its nominee, as the case may be, as the registered owner or the holder of the Global Debt Security representing such U.S. Book-Entry Debt Securities. Owners of U.S. Book-Entry Debt Securities will not be entitled to have such Debt Securities registered in their names in the Security

Register, will not receive or be entitled to receive physical delivery of such Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws impair the ability to purchase or transfer U.S. Book-Entry Debt Securities.

          The Company expects that the U.S. Depositary for U.S. Book-Entry Debt Securities of a series, upon receipt of any payment of principal of, premium, if any, or interest, if any, on, the related definitive Global Debt Security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Debt Security as shown on the records of such U.S. Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Global Debt Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participants.


Satisfaction and Discharge of Indenture

          The Company may terminate as to a series all of its obligations under the Debt Securities and the Indenture either upon delivery for cancellation to the Trustee of all the Debt Securities of the series or (a)(i) within one year of maturity or redemption of the series or (ii) at any time if the Holders will not recognize income, gain or loss for Federal income tax purposes, (b) upon deposit with the Trustee of funds or U.S. Government Obligations (as defined in the Indenture) sufficient for payment of principal of and interest on, or redemption of, the series and (c) upon delivery to the Trustee of an officers' certificate and opinion of counsel stating that all conditions precedent to discharge have been satisfied.


Events of Default, Notice and Waiver

          The Indenture provides that, if an Event of Default specified therein with respect to any series of Debt Securities occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of such series, or in the case of certain Events of Default specified in clauses (v) and (vi) below, of all series (voting as a class), may declare the principal (and premium, if any) of all the Debt Securities of such series, together with accrued interest thereon, if any, to be immediately due and payable by notice in writing to the Company (and to the Trustee if given by the holders).

          Events of Default in respect of any series are defined in the Indenture as being (i) default for 30 days in payment of any interest installment when due; (ii) default in payment of principal of, or premium, if any, on any of the Debt Securities of such series when due (other than any sinking fund payments) at their stated maturity, by declaration, when called for redemption or otherwise; (iii) default for 30 days in the making of any sinking fund payment when due; (iv) default for 60 days after notice to the Company by the Trustee or by holders of 25% in aggregate principal amount of the outstanding Debt Securities of such series in the performance of any covenant in the Debt Securities of such series or in the Indenture or any supplemental indenture with respect to Debt Securities of such series; (v) acceleration of in excess of an aggregate of $20,000,000 of indebtedness for borrowed money of the Company or any Subsidiary (other than Non-Recourse Debt of a Non-Recourse Subsidiary) under the terms of the instrument under which such indebtedness is or may be outstanding if such acceleration is not rescinded or annulled within 10 days after written notice from the Trustee or the holders of at least 25% in principal amount of the Debt Securities then outstanding has been received; (vi) a final judgment for the payment of $20,000,000 or more rendered against the Company or any Subsidiary in any court of competent jurisdiction and not fully covered by insurance or not discharged or stayed within 90 days after the date all rights to appeal have expired or been extinguished; (vii) certain events of bankruptcy, insolvency and reorganization; and (viii) any other Event of Default provided with respect to Debt Securities of such series. No Event of Default with respect to a single series of indebtedness issued under the Indenture (or any supplemental indenture) necessarily constitutes an Event of Default with respect to any other series of indebtedness issued thereunder.

          The Indenture provides that the trustee will, within 90 days after the occurrence of a default with respect to the Debt Securities of any series, give to the holders of the Debt Securities of such series notice of all uncured and unwaived defaults known to it, provided that, except in the case of default in the payment of principal of, or premium or interest, if any, on, or a sinking fund installment, if any, with respect to any of the Debt Securities of such series, the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of the Debt Securities of such series; provided further that in the case of a default due to the failure to observe or comply with any covenant of the Indenture, no such notice to holders shall be given until at least 30 days after the occurrence of such default. The term "default" for the purpose of this provision only means the happening of any of the Events of Default specified above, except that any grace period or notice requirement is eliminated.

          The Indenture contains provisions entitling the Trustee, subject to the duty of the Trustee during an Event of Default to act with the required standard of care, to be indemnified by the holders of the Debt Securities before proceeding to exercise any right or power under the Indenture at the request of holders of the Debt Securities.

          The Indenture provides that the holders of a majority in principal amount of the outstanding Debt Securities of any series may in certain circumstances direct the time, method and place of conducting proceedings for remedies available to the Trustee or exercising any trust or power conferred on the Trustee in respect of such series.

          The Indenture includes a covenant that the Company will file annually with the Trustee an Officers' Certificate stating whether any default exists and specifying any default that exists.

          In certain cases, the holders of a majority in principal amount of the outstanding Debt Securities of any series may on behalf of the holders of all Debt Securities of such series waive any past default or Event of Default with respect to the Debt Securities of such series or compliance with certain provisions of the Indenture, except (i) a default not theretofore cured in payment of the principal of, premium, if any, or interest, if any, on any of the Debt Securities of such series; or (ii) in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the holder of each outstanding Debt Security of a series affected. The holders of a majority in principal amount of a series of outstanding Debt Securities also have certain rights to rescind any declaration of acceleration with respect to such series after all Events of Default with respect to such series not arising from such declaration shall have been cured.


Modification of the Indenture

          The Indenture provides that the Company and the Trustee thereunder may, without the consent of any holders of Debt Securities, enter into supplemental indentures for the purposes, among other things, of adding to the Company's covenants, adding additional Events of Default, establishing the form or terms of any series of Debt Securities issued under such supplemental indentures or curing ambiguities or inconsistencies in the Indenture or making other provisions, provided such other provisions shall not adversely affect the interests of the holders of any series of outstanding Debt Securities in any material respect.

          The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Debt Securities of all affected series (acting as one class), to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or modifying in any manner the rights of the holders of the Debt Securities of such series, except that no such supplemental indenture may, without the consent of the holders of all the outstanding Debt Securities affected thereby, among other things: (i) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security; (ii) reduce the principal amount of, the rate of interest on, or any premium payable upon the redemption of, any Debt Security; (iii) reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon a declaration of acceleration of the Maturity thereof; (iv) change any Place of Payment where, or the currency, currencies or currency unit or units in which, any Debt Security or any premium or interest thereon is payable; (v) impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date); (vi) affect adversely the terms, if any, of conversion of any Debt Security into stock or other securities of the Company or of any other corporation; (vii) reduce the percentage in principal amount of the outstanding Debt Securities of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences) provided for in the Indenture; (viii) change any obligation of the Company, with respect to outstanding Debt Securities of a series, to maintain an office or agency in the places and for the purposes specified in the Indenture for such series; (ix) modify any of the foregoing provisions or the provisions for the waiver of certain covenants and defaults, except to increase any applicable percentage of the aggregate principal amount of outstanding Debt Securities the consent of the holders of which is required, or to provide with respect to any particular series the right to condition the effectiveness of any supplemental indenture as to that series on the consent of the holders of a specified percentage of the aggregate principal amount of outstanding Debt Securities of such series, or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding Debt Security affected thereby.


Waiver of Certain Covenants

          The Indenture provides that the Company may omit to comply with certain restrictive covenants described above under "Certain Covenants of the Company" if the holders of not less than a majority in principal amount of all series of outstanding Debt Securities affected thereby (acting as one class) waive compliance with such restrictive covenants.


Notices

          Except as otherwise provided in the Indenture, notices to holders of Bearer Debt Securities will be given by publication at least once in a daily newspaper in The City of New York and in London and in such other city or cities as may be specified in such Bearer Debt Securities and will be mailed to such persons whose names and addresses were previously filed with the Trustee, within the time prescribed for the giving of such notice. Notices to holders of Registered Debt Securities will be given by first-class mail or by overnight courier to the addresses of such holders as they appear in the Security Register.


Title

          Title to any Bearer Debt Securities and any coupons appertaining thereto will pass by delivery. The Company, the Trustee and any agent of the Company or the Trustee may treat the holder of any Bearer Debt Security or related coupon and, prior to due presentment for registration of transfer, the registered owner of any Registered Debt Security (including Registered Debt Securities in global registered form), as the owner thereof (whether or not such Debt Security or coupon shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment of principal (and premium, if any) and interest and for all other purposes.

Replacement of Securities Coupons

          Any mutilated Debt Security and any Debt Security with a mutilated coupon appertaining thereto will be replaced by the Company at the expense of the holder upon surrender of such mutilated Debt Security or Debt Security with a mutilated coupon to the Security Registrar. Debt Securities or coupons that become destroyed, stolen or lost will be replaced by the Company at the expense of the holder upon delivery to the Security Registrar of evidence of the destruction, loss or theft thereto satisfactory to the Company and the Security Registrar; in the case of any coupon which becomes destroyed, stolen or lost, such coupon will be replaced (upon surrender to the Security Registrar of the Debt Security with all appurtenant coupons not destroyed, stolen or lost) by issuance of a new Debt Security in exchange for the Debt Security to which such coupon appertains. In the case of a destroyed, lost or stolen Debt Security or coupon, an indemnity satisfactory to the Security Registrar and the Company may be required at the expense of the holder of such Debt Security or coupon before a replacement Debt Security will be issued; provided that if such new Debt Security is a Bearer Debt Security, such Debt Security shall be delivered only outside the United States.


Governing Law

          The Indenture, the Debt Securities and the coupons will be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws.

Concerning the Trustee

          The Company may from time to time maintain lines of credit, and have other customary banking relationships, with The Chase Manhattan Bank, the Trustee under the Indenture, or with its affiliates. The Chase Manhattan Bank also serves as the indenture trustee with respect to the Company's 9 1/2% Senior Subordinated Notes due 2002.


                              PLAN OF DISTRIBUTION

          The Company may sell all or part of the Debt Securities from time to time on terms determined at the time such Debt Securities are offered for sale. The Securities may be sold (i) through underwriters or dealers; (ii) through agents; (iii) directly to one or more purchasers; or (iv) through a combination of any such methods of sale. The Prospectus Supplement relating to the particular series of the Debt Securities offered thereby will set forth the terms of the offering of such series of the Debt Securities, including the name or names of any underwriters, dealers or agents, the purchase price of such Debt Securities, the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' or agents' compensation, any initial public offering price, any discounts or sales agent's commissions or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the

Debt Securities of such series may be listed.

          The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

          If underwriters are used in the sale, the Debt Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price, or at varying prices determined at the time of sale. The Debt Securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless otherwise set forth in the related Prospectus Supplement, the obligations of the underwriters to purchase Debt Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the Debt Securities of a series if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

          If a dealer is utilized in the sale of the Debt Securities in respect of which this Prospectus is delivered, the Company will sell such Debt Securities to the public at varying prices to be determined by such dealer at the time of resale. In the case of a sale to a dealer, the Company will provide a Prospectus Supplement stating the name of such dealer, the amount of Debt Securities purchased and the price paid.

          Offers to purchase Debt Securities may be solicited directly by the Company or by agents designated by the Company from time to time. Any such agent, which may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the Debt Securities in respect of which this Prospectus is delivered will be named in, and any commissions payable by the Company to such agent will be set forth in, a Prospectus Supplement. Unless otherwise indicated in such Prospectus Supplement, any such agent will be acting on a best efforts basis.

          Agents and underwriters may from time to time purchase and sell Debt Securities in the secondary market, but are not obligated to do so, and there can be no assurance that there will be a secondary market for the Debt Securities or liquidity in the secondary market if one develops. From time to time, agents and underwriters may make a market in the Debt Securities.

          Dealers, underwriters or agents may be entitled under agreements which may be entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act. Such dealers, underwriters or agents may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

          The place and time of delivery for the Debt Securities in respect of which this Prospectus is delivered will be set forth in the accompanying Prospectus Supplement.


                                 LEGAL OPINIONS

          The validity of the Notes will be passed upon for Manor Care by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York, and for the Agents by Simpson Thacher & Bartlett (a partnership which includes professional corporations) New York, New York.


                                     EXPERTS

          The consolidated financial statements and schedules of Manor Care, Inc. and subsidiaries incorporated by reference in this Prospectus and elsewhere in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

    Securities and Exchange Commission filing fee                $75,758
    Fees of Trustee.......................................        80,000
    Legal fees and expenses...............................       135,000
    Accounting fees and expenses..........................        30,000
    Printing and engraving expenses.......................        75,000
    Blue Sky fees and expenses............................        10,000
    Fees of rating agencies...............................        90,000
    Miscellaneous.........................................        10,000
                                                                --------

            Total.........................................      $505,758
                                                                ========
--------------------------

*   All amounts except SEC Registration Fee are estimated.

Item 15.  Indemnification of Officers and Directors.

          Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides, in summary, that directors and officers of Delaware corporations such as the Registrant are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys' fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided, that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Any such indemnification may be made by the corporation only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. Article VII of the Registrant's By-Laws entitles officers, directors and controlling persons of the Registrant to indemnification to the full extent permitted by Section 145 of DGCL, as the same may be supplemented or amended from time to time.

          Article VII of the Bylaws of Manor Care, Inc. provides:

                               INDEMNIFICATION OF
                    OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS

          Section 1. Action, Other Than by or in the Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding or investigation, whether civil, criminal or administrative, and whether external or internal to the Corporation (other than a judicial action or suit brought by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or trustee of the Corporation, or that, being or having been such a director, officer, employee or trustee, he is or was serving at the request of the Corporation as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to hereafter as an "Agent"), against expenses (including attorneys' fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, or any appeal therein, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding -- whether by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent -- shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.

          Section 2. Action, by or in the Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed judicial action or suit brought by or in the right of the Corporation to procure a judgement in its favor by reason of the fact that he is or was an Agent (as defined above) against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense, settlement or appeal of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or misconduct in the performance of the duty of the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other such court shall deem proper.

          Section 3. Determination of Right of Indemnification. Any indemnification under Section 1 or 2 (unless ordered by a court) shall be made by the Corporation unless a determination is reasonably and promptly made (i) by the Board by a majority vote or a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders, that such person acted in bad faith and in a manner that such person did not believe to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal proceeding, that such person believed or had reasonable cause to believe that his conduct was unlawful.

          Section 4. Indemnification Against Expenses of Successful Party. Notwithstanding the other provisions of this Article, to the extent that an Agent has been successful on the merits or otherwise, including the dismissal of an action without admission of liability, in defense of any proceeding or in defense of any claim, issue or matter therein, or on appeal from any such proceeding, action, claim or matter, such Agent shall be indemnified against all expenses incurred in connection therewith.

          Section 5. Advances of Expenses. Except as limited by Section 6 of this Article, expenses incurred in any action, suit, proceeding or investigation or any appeal therein shall be paid by the Corporation in advance of the final disposition of such matter, if the Agent shall undertake to repay such amount in the event that it is ultimately determined, as provided herein, that such person is not entitled to indemnification. Notwithstanding the foregoing, no advance shall be made by the Corporation if a determination is reasonably and promptly made by the Board of Directors by a majority vote of a quorum of disinterested directors, or (if such a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs) by independent legal counsel in a written opinion, that, based upon the facts known to the Board or counsel at the time such determination is made, such person acted in bad faith and in a manner that such person did not believe to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal proceeding, that such person believed or had reasonable cause to believe his conduct was unlawful. In no event shall any advance be made in instances where the Board or independent legal counsel reasonably determines that such person deliberately breached his duty to the Corporation or its shareholders.

          Section 6. Right of Agent to Indemnification Upon Application; Procedure Upon Application. Any indemnification under Sections 1, 2, and 4, or advance under Section 5 of this Article, shall be made promptly, and in any event within ninety days, upon the written request of the Agent, unless with respect to applications under Sections 1, 2, and 5, a determination is reasonably and promptly made by the Board of Directors by a majority vote of a quorum of disinterested directors that such Agent acted in a manner set forth in such Sections as to justify the Corporation's not indemnifying or making an advance to the Agent. In the event no quorum of disinterested directors is obtainable, the Board of Directors shall promptly direct that independent legal counsel shall decide whether the Agent acted in the manner set forth in such Sections as to justify the Corporation's not indemnifying or making an advance to the Agent. The right to indemnification or advances as granted by this Article shall be enforceable by the Agent in any court of competent jurisdiction, if the Board or independent legal counsel denies the claim, in whole or in part, or if no disposition of such claim is made within ninety days. The Agent's expenses incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

          Section 7. Contribution. In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in this
Article is held by a court of competent jurisdiction to be unavailable to an indemnitee in whole or in part, the Corporation shall, in such an event, after taking into account, among other things, contributions by other directors and officers of the Corporation pursuant to indemnification agreements or otherwise, and in the absence of personal enrichment, acts of intentional fraud or dishonesty or criminal conduct on the part of the agent, contribute to the payment of Agent's losses to the extent that, after other contributions are taken into account, such losses exceed: (i) in the case of a director of the Corporation or any of its subsidiaries who is not an officer of the Corporation or any of such subsidiaries, the amount of fees paid to him for serving as a director during the 12 months preceding the commencement of the suit, proceeding or investigation; or (ii) in the case of a director of the Corporation or any of its subsidiaries who is also an officer of the Corporation or any of such subsidiaries, the amount set forth in clause (i) plus 5% of the aggregate cash compensation paid to said director for service in such office(s) during the 12 months preceding the commencement of the suit, proceeding or investigation; or
(iii) in the case of an officer of the Corporation or any of the subsidiaries, 5% of the aggregate cash compensation paid to such officer for service in such office(s) during the 12 months preceding the commencement of such suit, proceeding or investigation.

          Section 8. Other Rights and Remedies. The indemnification provided by this Article shall not be deemed exclusive of, and shall not affect, any other rights to which an Agent seeking indemnification may be entitled under any Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be an Agent and shall inure to the benefit of the heirs, executors and administrators of such a person. All rights to indemnification under this Article shall be deemed to be provided by a contract between the Corporation and the Agent who serves in such capacity at any time while these bylaws and other relevant provisions of the general corporation law and other modification thereof shall not affect any rights or obligations then existing.

          Section 9. Insurance. Upon resolution passed by the Board, the Corporation may purchase and maintain insurance on behalf of any person who is or was an Agent against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article. The Corporation may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such sums as may become necessary to effect indemnification as provided herein.

          Section 10. Constituent Corporations. For the purposes of this Article, references to "the Corporation" include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation, so that any person who is or was a director, officer, employee, or trustee of such a constituent corporation or who, being or having been such a director, officer, employee or trustee, is or was serving at the request of such constituent corporation as a director, officer, employee, trustee of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as he would if he had served the resulting or surviving corporation in the same capacity.

          Section 11. Other Enterprises, Fines, and Serving at Corporation's Request. For purposes of this Article, references to "other enterprises" in Sections 1 and 7 shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the Corporation" shall include any service by Agent as director, officer, employee, trustee or agent of the Corporation which imposes duties on, or involves services by, such Agent with respect to any employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article.

          Section 12. Savings Clause. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Agent as to expenses (including attorneys' fees), judgements, fines and amounts paid in settlement with respect to any action, suit, appeal, proceeding or investigation, whether civil, criminal or administrative, and whether internal or external, including a grand jury proceeding and an action or suit brought by or in the right of the Corporation, to the full extent permitted by any applicable portion of this Article that shall not have been invalidated, or by any other applicable law.

          The Registrant has entered into separate indemnification agreements with directors and officers of the Registrant, pursuant to which the Registrant will indemnify such directors and officers to the fullest extent permitted by Delaware law, as the same may be amended from time to time.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.


Item 17.  Undertaking.

         A.       The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post- effective amendment to this Registration Statement;

                    (i) To include any prospectus required by Section 10(a)(3)
               of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events
               arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                    (iii) To include any material information with respect to
               the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

               provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or
          Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of

1933 and will be governed by the final adjudication of such issue. The undertaking of the Registrant in the preceding sentence does not apply to insurance against liability arising under the Securities Act of 1933.

                                   SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gaithersburg, State of Maryland, on this 7th day of November, 1996.

                                      MANOR CARE, INC.


                                      By:  /s/ James H. Rempe
                                           -----------------------
                                           James H. Rempe
                                           Secretary


                                POWER OF ATTORNEY

          Each person whose signature appears below hereby constitutes Stewart Bainum, Jr. and James H. Rempe, and each of them singly, such person's true and lawful attorney, each with full power of substitution to sign, for such person and in such person's name and capacity indicated below, any and all amendments to this Registration Statement, hereby ratifying and confirming such person's signature as it may be signed by said attorneys to any and all amendments.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

           Signature                     Title                      Date


/s/ Stewart Bainum, Jr.            Chairman, President,         November 7, 1996
------------------------------
Stewart Bainum, Jr.                Chief Executive Officer
                                   and Director
                                   (Principal Executive
                                   Officer)



/s/ Stewart Bainum                 Vice Chairman and            November 7, 1996
------------------------------
Stewart Bainum                     Director

           Signature                     Title                     Date

/s/ Kennett L. Simmons           Director                       November 7, 1996
------------------------------
Kennett L. Simmons



                                 Director                       November 7, 1996
------------------------------
Regina E. Herzlinger



/s/ William H. Longfield         Director                       November 5, 1996
------------------------------
William H. Longfield



/s/ Frederick V. Malek           Director                       November 7, 1996
------------------------------
Frederick V. Malek



/s/ Jerry E. Robertson           Director                       November 7, 1996
------------------------------
Jerry E. Robertson



/s/ Leigh C. Comas               Treasurer (Principal           November 7, 1996
------------------------------
Leigh C. Comas                   Financial Officer)



/s/ Margarita A. Schoendorfer    Vice President and Controller  November 7, 1996
------------------------------
Margarita A. Schoendorfer        (Principal Accounting Officer)

                                  EXHIBIT INDEX


Exhibit

1        Form of Underwriting Agreement

4(a)     Form of Indenture between the Company and The Chase Manhattan Bank

4(b)     Form of Debt Security (see Exhibits to Exhibit 4(a) above)

5        Opinion of Cahill Gordon & Reindel, counsel for the Company

12       Statement regarding computation of ratio of earnings to fixed charges

24(a)    Consent of Cahill Gordon & Reindel (filed with Exhibit 5)

24(b)    Consent of Arthur Andersen LLP

25       Power of Attorney (appears on signature page)

26       Form T-1 Statement of Eligibility of The Chase Manhattan Bank, Trustee